Exhibit 99.1

Press contacts:		Investor Contact:
Trinseo	Makovsky	Trinseo
Donna St. Germain	Doug Hesney	David Stasse
Tel : +1 610-240-3307	Tel: +1 212-508-9661	Tel : +1 610-240-3207
Email: stgermain@trinseo.com	Email: dhesney@makovsky.com	Email: dstasse@trinseo.com

Trinseo Reports Third Quarter 2017 Financial Results; Updates 2017 Full Year Outlook and Provides Initial 2018 Full Year Outlook

Third Quarter 2017 Summary

•                  Net Income of $33 million and diluted EPS of $0.74

•                  Adjusted EPS of $2.18

•                  Adjusted EBITDA of $166 million

•                  Cash provided by operating activities of $158 million and Free Cash Flow of $124 million inclusive of approximately $50 million cash sourced from working capital

	Three Months Ended
	September 30,
$millions, except per share data	2017	2016
Net Sales	1,097	935
Net Income	33	67
EPS(Diluted) ($)	0.74	1.43
Adjusted Net Income*	98	80
Adjusted EPS ($)*	2.18	1.70
EBITDA*	89	126
Adjusted EBITDA*	166	143

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Income to Net Income, as well as a reconciliation of Adjusted EPS, see note 2 below.

BERWYN, Pa — November 2, 2017 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today reported its third quarter 2017 financial results with net sales of $1,097 million, net income of $33 million, and earnings per diluted share of $0.74. Third quarter Adjusted EPS was $2.18 and Adjusted EBITDA was $166 million.

Net sales in the third quarter increased 17% versus prior year driven primarily by the pass through of higher raw material costs. Third quarter net income of $33 million, which included a pre-tax charge of approximately $66 million related to the Company’s recent debt refinancing, was $34 million lower than prior year. Third quarter Adjusted EBITDA of $166 million was $23 million higher than prior year. The higher operational profitability was due primarily to higher styrene margins from unplanned outages, including an approximately $15 million impact from Hurricane Harvey, as well as higher polycarbonate and Latex Binders margins. These impacts were partially offset by unfavorable raw material timing, net of favorable price lag, in the current year due mainly to decreasing butadiene costs.

Commenting on the Company’s performance, Chris Pappas, Trinseo President and Chief Executive Officer, said, “Business fundamentals remain strong across our segments. Our third quarter operating results were above expectations due to unplanned styrene outages, including the impact of Hurricane Harvey. During the quarter we executed a successful debt refinancing which is expected to decrease our annual cash interest by about $25 million. In addition, we started our new ABS plant in China, closed on the acquisition of API Plastics, and continued to make progress on our SSBR expansion and pilot plant.”

Third Quarter Results and Commentary by Business Segment

•                  Latex Binders net sales of $266 million for the quarter increased 10% versus prior year primarily from the pass through of higher raw material costs. Lower sales volume decreased revenue by 4%, excluding the divested Latin America business, driven by lower sales volume in the North America paper and carpet markets. Adjusted EBITDA of $32 million was $2 million above prior year from higher margins in Asia due to better market conditions, which was partially offset by lower sales volume.

•                  Synthetic Rubber net sales of $119 million for the quarter increased 5% versus prior year primarily due to the pass through of higher raw material costs, which was partially offset by customer destocking in SSBR. Adjusted EBITDA of negative $6 million was $34 million below prior year from unfavorable net timing impacts of $25 million, due to rapidly declining butadiene prices, in addition to SSBR expansion-related costs as well as lower sales volume.

•                  Performance Plastics net sales of $207 million for the quarter was 18% above prior year from higher sales volume to the North America automotive and Asia consumer electronics markets as well as the pass through of higher raw material costs. Adjusted EBITDA of $29 million was $1 million below prior year primarily from margin compression, partially offset by higher sales volume.

•                  Basic Plastics net sales of $394 million for the quarter was 22% above prior year from higher polystyrene and copolymer sales volume as well as the pass through of higher styrene cost. Adjusted EBITDA of $42 million was $8 million above prior year due primarily to higher polycarbonate margin, from very tight market conditions, as well as higher copolymer volume.

•                  Feedstocks net sales of $111 million for the quarter was 37% above prior year due to the pass through of higher styrene prices. Adjusted EBITDA of $46 million was $33 million above prior year from higher styrene margin due to unplanned production outages, including approximately $15 million related to Hurricane Harvey.

•                  Americas Styrenics Adjusted EBITDA of $44 million for the quarter was $10 million above prior year due to higher styrene sales volume, including impacts from a stronger export market.

Third Quarter Cash Generation

Cash provided by operating activities for the quarter was $158 million and capital expenditures were $34 million, resulting in Free Cash Flow for the quarter of $124 million. Third quarter cash from operations and Free Cash Flow included a favorable impact of approximately $50 million from lower working capital primarily from decreasing raw material prices. At the end of the quarter, the Company had $319 million of cash after the third quarter expenditures of $80 million for the purchase of API Plastics as well as debt refinancing related expenditures of $53 million for a call premium to retire our previous senior notes and $36 million for an overall reduction of debt. For a reconciliation of Free Cash Flow to cash provided by (used in) operating activities, see note 3 below.

Outlook

•                  Fourth quarter 2017 net income of $68 million to $77 million, and earnings per diluted share of $1.53 to $1.71

•                  Fourth quarter 2017 Adjusted EBITDA of $130 million to $140 million and Adjusted EPS of $1.53 to $1.71

•                  Full year 2017 net income of $280 million to $288 million and earnings per diluted share of $6.23 to $6.41

•                  Full year 2017 Adjusted EBITDA of $605 million to $615 million and Adjusted EPS of $7.53 to $7.71

•                  Full year 2018 net income of $343 million to $367 million and earnings per diluted share of $7.66 to $8.20

•                  Full year 2018 Adjusted EBITDA of $620 million to $650 million and Adjusted EPS of $7.66 to $8.20

Commenting on the outlook for the fourth quarter and full year 2017 Pappas said, “Third quarter operating results were above expectations due to stronger than expected styrene margins, and this has continued into the fourth quarter. We expect strong business fundamentals through the end of the year and have therefore updated our full-year outlook.”

Continuing with comments on the outlook for full year 2018 Pappas said, “Profitability should be higher in 2018 due mainly to Performance Materials growth initiatives and continued, strong supply and demand dynamics in Basic Plastics & Feedstocks.”

For a reconciliation of fourth quarter and full year 2017, as well as full year 2018, net income to Adjusted EBITDA and Adjusted EPS, see note 2 below. Additionally, refer to the appendix within Exhibit 99.3 of our Form 8-K, dated November 2, 2017, for further details on how net timing impacts are defined and calculated for our segments.

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its third quarter 2017 financial results on Friday, November 3, 2017 at 10 AM Eastern Time.

Commenting on results will be Chris Pappas, President and Chief Executive Officer, Barry Niziolek, Executive Vice President and Chief Financial Officer, and David Stasse, Vice President, Treasury and Investor Relations. The conference call will be available by phone at:

Participant Toll-Free Dial-In Number: +1 833-241-7248

Participant International Dial-In Number: +1 647-689-4212

Conference ID: 94580472

The Company will also offer a live Webcast of the conference call with question and answer session via the registration page of the Trinseo Investor Relations website.

Trinseo has posted its third quarter 2017 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until November 3, 2018.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $3.7 billion in net sales in 2016, with 16 manufacturing sites around the world, and nearly 2,200 employees. For more information visit www.trinseo.com.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income and liquidity excluding certain GAAP items (“non-GAAP measures”), such as Adjusted EBITDA, Adjusted EPS, and Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period.  These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “outlook,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, net sales, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such factors include, among others: conditions in the global economy and capital markets, volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of styrene-based chemical products; compliance with environmental, health and safety laws; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; the loss of customers; the market price of the Company’s ordinary shares prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; and the Company’s cash flows from operations. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net sales	$1,096,582	$935,410	$3,346,271	$2,799,188
Cost of sales	949,457	795,026	2,876,137	2,349,392
Gross profit	147,125	140,384	470,134	449,796
Selling, general and administrative expenses	65,732	73,900	181,552	180,635
Equity in earnings of unconsolidated affiliates	43,807	36,686	93,029	110,314
Operating income	125,200	103,170	381,611	379,475
Interest expense, net	18,436	18,832	55,355	56,542
Loss on extinguishment of long-term debt	65,260	—	65,260	—
Other expense (income), net	(11)	1,084	(6,072)	16,628
Income before income taxes	41,515	83,254	267,068	306,305
Provision for income taxes	8,300	16,000	56,400	66,500
Net income	$33,215	$67,254	$210,668	$239,805
Weighted average shares- basic	43,745	45,865	43,900	47,152
Net income per share- basic	$0.76	$1.47	$4.80	$5.09
Weighted average shares- diluted	44,782	46,961	45,046	48,041
Net income per share- diluted	$0.74	$1.43	$4.68	$4.99

Dividends per share	$0.36	$0.30	$1.02	$0.60

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	September 30,	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$318,703	$465,114
Accounts receivable, net of allowance for doubtful accounts	719,094	564,428
Inventories	483,158	385,345
Other current assets	24,591	17,999
Total current assets	1,545,546	1,432,886

Investments in unconsolidated affiliates	161,883	191,418
Property, plant and equipment, net of accumulated depreciation	600,067	513,757
Other assets
Goodwill	62,774	29,485
Other intangible assets, net	207,819	177,345
Deferred income tax assets—noncurrent	46,942	40,187
Deferred charges and other assets	31,521	24,412
Total other assets	349,056	271,429
Total assets	$2,656,552	$2,409,490

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$7,000	$5,000
Accounts payable	415,709	378,029
Income taxes payable	32,006	23,784
Accrued expenses and other current liabilities	140,988	135,357
Total current liabilities	595,703	542,170
Noncurrent liabilities
Long-term debt, net of unamortized deferred financing fees	1,165,924	1,160,369
Deferred income tax liabilities—noncurrent	40,332	24,844
Other noncurrent obligations	284,551	237,054
Total noncurrent liabilities	1,490,807	1,422,267

Commitments and contingencies
Shareholders’ equity
Ordinary shares, $0.01 nominal value, 50,000,000 shares authorized (September 30, 2017: 48,778 shares issued and 43,703 shares outstanding ; December 31, 2016: 48,778 shares issued and 44,301 shares outstanding)	488	488
Additional paid-in-capital	576,790	573,662
Treasury shares, at cost (September 30, 2017: 5,075 shares; December 31, 2016: 4,477 shares)	(263,673)	(217,483)
Retained earnings	423,456	258,540
Accumulated other comprehensive loss	(167,019)	(170,154)
Total shareholders’ equity	570,042	445,053
Total liabilities and shareholders’ equity	$2,656,552	$2,409,490

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities
Cash provided by operating activities	$194,845	$324,698

Cash flows from investing activities
Capital expenditures	(108,875)	(82,678)
Cash paid to acquire a business, net of cash acquired	(79,650)	—
Proceeds from the sale of businesses and other assets	46,166	174
Distributions from unconsolidated affiliates	857	4,809
Cash used in investing activities	(141,502)	(77,695)

Cash flows from financing activities
Deferred financing fees	(19,175)	—
Short-term borrowings, net	(191)	(126)
Purchase of treasury shares	(65,225)	(194,079)
Dividends paid	(42,231)	(13,920)
Proceeds from exercise of option awards	8,349	203
Withholding taxes paid on restricted share units	(302)	(74)
Net proceeds from issuance of 2024 Term Loan B	700,000	—
Repayments of 2021 Term Loan B	(492,500)	(3,750)
Net proceeds from issuance of 2025 Senior Notes	500,000	—
Repayments of 2022 Senior Notes	(745,950)	—
Prepayment penalty on long-term debt	(52,978)	—
Cash used in financing activities	(210,203)	(211,746)
Effect of exchange rates on cash	10,449	(231)
Net change in cash and cash equivalents	(146,411)	35,026
Cash and cash equivalents—beginning of period	465,114	431,261
Cash and cash equivalents—end of period	$318,703	$466,287

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net sales by Segment

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(In thousands)	2017	2016	2017	2016
Latex Binders	$266.3	$242.6	$846.7	$684.6
Synthetic Rubber	118.7	112.7	456.1	326.3
Performance Plastics	207.0	175.4	581.7	527.9
Basic Plastics	393.6	323.7	1,156.9	1,029.6
Feedstocks	111.0	81.0	304.9	230.8
Americas Styrenics*	—	—	—	—
Total Net Sales	$1,096.6	$935.4	$3,346.3	$2,799.2

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statement of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net income

EBITDA is a non-GAAP financial performance measure that we refer to in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring; acquisition related costs and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with net income, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
(In millions, except per share data)	September 30, 2017	September 30, 2016
Net income	$33.2	$67.3
Interest expense, net	18.4	18.8
Provision for income taxes	8.3	16.0
Depreciation and amortization	29.2	23.8
EBITDA	$89.1	$125.9
Loss on extinguishment of long-term debt	65.3	—	Loss on extinguishment of long-term debt
Net loss on disposition of businesses and assets (a)	0.2	0.3	Other expense (income), net
Restructuring and other charges (b)	1.5	16.8	Selling, general, and administrative expenses
Acquisition transaction and integration costs (c)	3.8	—	Selling, general, and administrative expenses; Cost of sales
Asset impairment charges or write-offs (d)	4.3	—	Selling, general, and administrative expenses; Cost of sales
Other items (e)	1.6	0.3	Other expense (income), net; Selling, general, and administrative expenses; Cost of sales
Adjusted EBITDA	$165.8	$143.3
Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	$165.8	$143.3
Interest expense, net	18.4	18.8
Provision for income taxes — Adjusted (f)	21.0	21.4
Depreciation and amortization — Adjusted (g)	28.6	23.3
Adjusted Net Income	$97.8	$79.8
Adjusted EPS	$2.18	$1.70

Adjusted EBITDA by Segment:
Latex Binders	$32.3	$29.8
Synthetic Rubber	(5.6)	28.5
Performance Plastics	29.4	30.2
Basic Plastics	42.1	34.2
Feedstocks	45.6	12.7
Americas Styrenics	43.8	34.3
Corporate unallocated	(21.8)	(26.4)
Adjusted EBITDA	$165.8	$143.3

(a)                  Net loss on disposition of businesses and assets during both the three months ended September 30, 2017 and 2016 relates to charges incurred in connection with the sale of the Company’s latex and automotive businesses in Brazil.

(b)                  Restructuring and other charges for the three months ended September 30, 2017 primarily relate to employee termination benefit and decommissioning charges incurred in connection with the decision to cease manufacturing activities at our latex binders manufacturing facility in Livorno, Italy, as well as employee termination benefit charges related to the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands. Restructuring and other charges for the three months ended September 30, 2016 primarily relate to the Livorno, Italy action noted above, consisting of an impairment charge for unrecoverable net book value of property, plant, and equipment and other assets, as well as employee and contract termination charges.

Note that the accelerated depreciation charges incurred as part of the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands are included within the “Depreciation and amortization” caption above, and therefore are not included as a separate adjustment within this caption.

(c)                   Acquisition transaction and integration costs for the three months ended September 30, 2017 primarily relate to advisory and professional fees incurred in conjunction with the Company’s acquisition of API Plastics, which closed in July 2017. These costs also include a non-cash fair value inventory adjustment recorded in conjunction with this acquisition.

(d)                  Asset impairment charges or write-offs for the three months ended September 30, 2017 relate to the impairment of certain long-lived assets within the Company’s Performance Plastics segment.

(e)                   Other items for the three months ended September 30, 2017 primarily relate to fees incurred in conjunction with the Company’s debt refinancing which was completed during the third quarter of 2017. Other items for the three months ended September 30, 2016 primarily relate to fees incurred in conjunction with the Company’s secondary offerings completed during the period.

(f)                    Adjusted to remove the tax impact of the items noted in (a), (b), (c), (d), (e) and (g). The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year, or (2) for items treated discretely for tax purposes, we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred. Additionally, the three months ended September 30, 2016 excludes both a $0.9 million tax benefit recognized due to the effective settlement of a tax audit which allowed for the release of a reserve for an uncertain tax position and a $0.5 million tax benefit recognized during the period related to provision to return adjustments.

(g)                   For the three months ended September 30, 2017 the amount excludes accelerated depreciation of $0.6 million related to the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net income to forecasted Adjusted EBITDA and Adjusted EPS for the three months and year ended December 31, 2017, as well as for the year ended December 31, 2018.  See “Note on forward-looking statements” above for a discussion of the limitations of these forecasts.

	Three Months Ended	Year Ended	Year Ended
(In millions, except per share data)	December 31, 2017	December 31, 2017	December 31, 2018
Adjusted EBITDA	$130 — 140	$605 — 615	$620 — 650
Interest expense, net	(15)	(70)	(60)
Provision for income taxes	(18) — (20)	(75) — (77)	(97) — (103)
Depreciation and amortization	(29)	(109)	(120)
Reconciling items to Adjusted EBITDA (h)	—	(71)	—
Net Income	68 — 77	280 — 288	343 — 367
Reconciling items to Adjusted Net Income (h)	—	58	—
Adjusted Net Income	68 — 77	339 — 347	343 — 367

Weighted average shares- diluted (i)	44.8	45.0	44.8
EPS - diluted	$1.53 — 1.71	$6.23 — 6.41	$7.66 — 8.20
Adjusted EPS	$1.53 — 1.71	$7.53 — 7.71	$7.66 — 8.20

(h)                  Reconciling items to Adjusted EBITDA and Adjusted Net Income are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business. As such, for the forecasted three months and year ended December 31, 2017, as well as for the forecasted year ended December 31, 2018, we have not included estimates for these items. Amounts included in the table above for the year ended December 31, 2017 represent actual, previously disclosed reconciling items, which we have aggregated into a single caption.

(i)                      Weighted average shares calculated for the purpose of forecasting Adjusted EPS do not forecast significant future share transactions or events, such as repurchases, significant stock-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses Free Cash Flow to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with a useful analytical indicator of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the reconciliation below, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(in millions)	2017	2016	2017	2016
Cash provided by operating activities	$158.3	$145.0	$194.8	$324.7
Capital expenditures	(34.6)	(29.5)	(108.9)	(82.7)
Free Cash Flow	$123.7	$115.5	$85.9	$242.0